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EXHIBIT 10.16

CONFIDENTIAL SEVERANCE AGREEMENT AND RELEASE

        This CONFIDENTIAL SEVERANCE AGREEMENT AND RELEASE (this "Agreement"), dated January 8, 2004, by and between (i) J. Edward McEntire ("Employee") and (ii) Ultimate Electronics, Inc. (the "Company"). Employee and the Company are referred to collectively as the "Parties" and individually as a "Party."

        In consideration of the mutual promises and undertakings contained herein, the sufficiency of which is acknowledged by the Parties, the Parties to this Agreement agree as follows:

TERMS

        1.     Resignation and Effective Date. Employee voluntarily resigned his employment with the Company effective December 31, 2003 (the "Resignation Date"). This Agreement shall become effective (the "Effective Date") on the eighth day after Employee's execution of this Agreement, provided that employee has not revoked Employee's acceptance pursuant to Section 7(g) below.

        2.     Payments.

          a.     After the expiration of the Effective Date, and on the express condition that Employee has not revoked this Agreement, the Company will pay Employee severance payments for one (1) year (the "Severance Period") at the weekly rate of Employee's base salary as of the date of his resignation, less applicable deductions and withholdings ("Severance Payments") so long as Employee does not breach any term of this Agreement. The Severance Payments will be made in accordance with the Company's standard pay dates and payroll practices. The Severance Payments (less applicable deductions and withholdings) will be mailed to Employee or direct deposited to an account designated by Employee.

          b.     Provided that Employee timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company shall pay, on Employee's behalf, the portion of premiums of Employee's group health insurance, including coverage for Employee's eligible dependents, that the Company paid immediately prior to Employee's resignation of employment with the Company. The Company will pay such premiums for Employee's eligible dependents only for coverage for which those dependents were enrolled immediately prior to the date of Employee's resignation. Employee will continue to be required to pay that portion of the premium of Employee's health coverage, including coverage for Employee's eligible dependents, that Employee was required to pay as an active employee immediately prior to the date of Employee's resignation. If Employee executes this Agreement and does not revoke this Agreement, Employee is eligible for one (1) year of such premium payments during the Severance Period ("COBRA Payments"). During the Severance Period, Employee authorizes the Company to deduct Employee's portion of the premium of Employee's health coverage from his Severance Payments. For the balance of the period that Employee is entitled to coverage under COBRA, if any, Employee shall be entitled to maintain coverage for Employee and Employee's eligible dependents at Employee's sole expense.

          c.     Reporting of and withholding on any payment under this Paragraph 2 for tax purposes shall be at the discretion of the Company in conformance with applicable tax laws. If a claim is made against the Company for any additional tax or withholding in connection with or arising out of the payments pursuant to Sections 2(a) and 2(b) above, Employee shall pay any such claim within thirty (30) days of being notified by the Company and agrees to indemnify the Company and hold it harmless against such claims, including but not limited to any taxes, attorneys' fees, penalties or interest, which are or become due from the Company.

        3.     General Release.

          a.     Employee, for himself and for his affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys and representatives, voluntarily, knowingly and intentionally releases and discharges the Company and its predecessors, successors, parents, subsidiaries, affiliates and assigns and each of their respective officers, directors, principals, shareholders, agents, attorneys, board members, and employees from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys' fees (including but not limited to any claim of entitlement for attorneys' fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys' fees), of every kind and description from the beginning of time through the Effective Date (the "Released Claims").

          b.     The Released Claims include but are not be limited to those which arise out of, relate to, or are based upon: (i) Employee's employment with the Company or the termination thereof; (ii) statements, acts or omissions by the Parties whether in their individual or representative capacities; (iii) express or implied agreements between the Parties (including any offer letters or employment letters) and claims under any severance plan; (iv) any stock or stock option grant, agreement, or plan; (v) all federal, state, and municipal statutes, ordinances, and regulations, including but not limited to claims of discrimination based on race, age, sex, disability, whistleblower status, public policy, or any other characteristic of Employee under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security of 1974, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Employment Relations Act of 1999, or any other federal, state, or municipal law prohibiting discrimination or termination for any reason; (vi) state and federal common law; and (vii) any claim that was or could have been raised by Employee.

        4.     Unknown Facts. This Agreement includes claims of every nature and kind, known or unknown, suspected or unsuspected. Employee hereby acknowledges that he may hereafter discover facts different from, or in addition to, those which he now knows or believes to be true with respect to this Agreement, and he agrees that this Agreement and the release contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

        5.     No Application. Employee agrees not to apply for any job or position as an employee, consultant, independent contractor, or otherwise, with the Company. Employee understands that the Company will not consider, and is under no obligation to consider, any such application submitted by Employee.

        6.     No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.

        7.     Warranties of Employee. Employee warrants and represents as follows:

          a.     He has read this Agreement, and he agrees to the conditions and obligations set forth in it.

          b.     He voluntarily executes this Agreement after having been advised to consult with legal counsel and after having had opportunity to consult with legal counsel and without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company including, without limitation, the officers, directors, board members, committee members, employees, agents and attorneys for the Company.

          c.     He has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company or any of its officers, directors, board members, committee members, employees, or agents arising out of or otherwise connected with any of the matters herein released.

          d.     Prior to Employee's execution of this Agreement, he has not used or disclosed any information in a manner that would be a violation of Sections 8, 9 or 10 set forth below if such use or disclosure were to be made after the execution of this Agreement.

          e.     He has full and complete legal capacity to enter into this Agreement.

          f.      He has had at least twenty-one days in which to consider the terms of this Agreement. In the event that Employee executes this Agreement in less time, it is with the full understanding that he had the full twenty-one days if he so desired and that he was not pressured by the Company or any of its representatives, attorneys or agents to take less time to consider the Agreement. In such event, Employee expressly intends such execution to be a waiver of any right he had to review the Agreement for a full twenty-one days.

          g.     He understands that this Agreement waives any claim he may have under the Age Discrimination in Employment Act. Employee may revoke this Agreement for up to seven days following its execution, and this Agreement shall not become enforceable and effective until seven days after such execution. If Employee chooses to revoke this Agreement, he must provide written notice to David Workman by hand delivery and by facsimile within seven calendar days of Employee's execution of this Agreement. If Employee does not revoke this Agreement within the seven-day period, the right to revoke is lost.

          h.     He admits, acknowledges, and agrees that he is not otherwise entitled to the amounts set forth in Section 2, and those amounts are good and sufficient consideration for this Agreement. He admits, acknowledges, and agrees that he has been fully and finally paid or provided all wages, compensation, vacation, expenses (including but not limited to relocation and travel expenses), bonuses, stock options, and other benefits from the Company that are or could be due to Employee from the Company.

          i.      He has not taken any act adverse to the Company's interests prior to signing this Agreement.

        8.     Non-Competition; Non-Solicitation; Anti-Raiding. Without the prior written approval of the Chairman of the Board of Directors of the Company, Employee shall not, directly or indirectly, for a period of two (2) years from the Resignation Date:

          a.     Engage in a "Competing Business" in the "Territory", as those terms are defined below, whether as a sole proprietor, partner, corporate officer, employee, director, shareholder, consultant, agent, independent contractor, trustee, or in any other manner by which Employee holds any beneficial interest in a Competing Business, derives any income from any interest in a Competing Business, or provides any service or assistance to a Competing Business; except that Employee may accept employment from, or provide consulting services to, any manufacturer or software supplier of the Company or any of its Affiliates (defined below), provided that by virtue of such employment or consulting services, employee does not (i) provide any services whatsoever to any Competing Business or (ii) violate any other provision of this Agreement. "Competing Business" shall mean any retailer of consumer electronics merchandise or any business that markets or sells goods or services in any line of business competitive with any business of the Company or any of its Affiliates, as conducted or under development at any time during the term of employment. Competing Businesses shall include, but are not limited to, the companies identified on Exhibit A. "Affiliates" shall mean any entity controlled by or under common control with the Company or any joint venture, partnership or other similar entity to which the Company is a party. "Territory" shall mean anywhere in the continental United States. The provisions of this

  Section 8 will not restrict Employee from owning less than five percent of the outstanding stock of a publicly-traded corporation engaged in a Competing Business;

          b.     (i) Contact or solicit, or direct or assist others to contact or solicit, for the purpose of promoting any person's or entity's attempt to compete with the Company or any of its Affiliates, in any business carried on by the Company or any of its Affiliates during the period in which Employee was an employee of the Company, any customers, suppliers, independent contractors, vendors, or other business associates of the Company or any of its Affiliates that were existing or identified prospective customers, suppliers, independent contractors, vendors, or associates during such period, or (ii) otherwise interfere in any way in the relationships between the Company or any of its Affiliates and their customers, suppliers, independent contractors, vendors, and business associates; or

          c.     (i) Solicit, offer employment to, otherwise attempt to hire, or assist in the hiring of any employee or officer of the Company or any of its Affiliates; (ii) encourage, induce, assist or assist others in inducing any such person to terminate his or her employment with the Company or any of its Affiliates; or (iii) in any way interfere with the relationship between the Company or any of its Affiliates and their employees.

        9.     Confidentiality.

          a.     The term "Confidential Information" shall include, but not be limited to, the whole or any portion or phase of (i) any confidential, or proprietary or trade secret, technical, business, marketing or financial information, whether pertaining to (1) the Company or its Affiliates, (2) its or their clients and customers, or (3) any third party, which the Company or its Affiliates is under an obligation to keep confidential including, but not limited to, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, supplier lists, projects, plans, and proposals, and (ii) any software programs and programming prepared for the Company's benefit whether or not developed, in whole or in part by Employee. For purposes of this Agreement, "Confidential Information" shall include, but shall not be limited to, strategies, analysis, concepts, ideas, or plans; operating techniques; demographic and trade area information; prospective site locations; know-how; improvements; discoveries, developments; designs, techniques, procedures; methods; machinery, devices; drawings; specifications; forecasts; new products; research data, reports, or records; customer information including, but not limited to, present or prospective customer lists, profiles, or preferences; marketing or business development plans, strategies, analysis, concepts or ideas; dealer agreements and information; contracts; general financial information about or proprietary to the Company, including, but not limited to, unpublished financial statements, budgets, projections, licenses, costs, and fees; pricing strategies and discounts; personnel information; and any and all other trade secrets, trade dress, or proprietary information, and all concepts or ideas in or reasonably related to the Company's business. All such Confidential Information is extremely valuable and is intended to be kept secret to the Company; is the sole and exclusive property of the Company or its clients and customers; and, is subject to the restrictive covenants set forth herein. The term Confidential Information shall not include any information generally available to the public or publicly disclosed by the Company (other than by the act or omission of Employee), information disclosed to Employee by a third party under no duty of confidentiality to the Company or its Affiliates, or information required by law or court order to be disclosed by Employee.

          b.     Employee further agrees not to make, use, disclose to any third party, or permit to be made, used, or disclosed, any records, plans, papers, articles, notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs ("Materials"), whether or not developed, in whole or in part, by Employee and whether or not embodying Confidential Information (defined above), otherwise than for the benefit of the Company. Employee shall not use, disclose, or permit to be used or disclosed, any such Materials, it being agreed that all such Materials shall be and remain the sole and exclusive property of the Company. Employee shall deliver all such Materials, and all copies thereof, to the Company, at its designated office.

          c.     Employee shall not, without the Company's prior written approval, use, disclose, or reveal to any person or entity any Confidential Information, except as required in the ordinary course of performing duties hereunder. Employee shall not use or attempt to use any Confidential Information in any manner that has the possibility of injuring or causing loss, whether directly or indirectly, to the Company or any of its Affiliates.

        10.   Non-Disparagement. Employee agrees not to make to any person any statement that disparages the Company or any of its Affiliates or reflects negatively on the Company or any of its Affiliates, including, but not limited to statements regarding the Company's or any of its Affiliate's financial condition, employment practices, or its officers, directors, board members, employees, attorneys, customers, or vendors.

        11.   Acknowledgments. Employee acknowledges that the covenants contained in Sections 8, 9, and 10, including those related to duration, geographic scope, and the scope of prohibited conduct, are reasonable and necessary to protect the legitimate interests of the Company. Employee acknowledges that during the course of his employment he was among the Company's executive personnel. He further acknowledges that the covenants contained in Sections 8, 9, and 10 are designed, intended, and necessary to protect, and are reasonably related to the protection of, the Company's trade secrets, to which he was exposed and with which he was entrusted during the course of his employment. Employee understands that any breach of Section 9 will also constitute a misappropriation of the Company's proprietary rights, and may constitute a theft of the Company's trade secrets under applicable local, state, and federal statutes, and will result in a claim for injunctive relief, damages, and/or criminal sanctions and penalties against Employee by the Company, and possibly others.

        12.   Forfeiture of Severance Payments and COBRA Payments. If Employee breaches Sections 8, 9, or 10 of this Agreement, Employee shall pay back to the Company all Severance Payments and COBRA Payments received by or made on behalf of Employee through the date of breach and Employee shall not be entitled to any further Severance Payments or COBRA Payments. Nothing contained in this Section 12 shall be construed as prohibiting the Company from pursuing any other remedies available to it in the event of the breach of Sections 8, 9, or 10, including the equitable remedies set forth in Section 15.

        13.   Return of Company Property and Information. Employee represents and warrants that, prior to his execution of this Agreement, he will return to the Company any and all property, documents and files, including any documents (in any recorded media, such as papers, computer disks, copies, photographs, maps, transparencies, and microfiche) that relate in any way to the Company or the Company's business whether or not developed, produced, or conceived, in whole or in part, by Employee during the term of his employment with the Company. Employee agrees that, to the extent that he possesses any files, data, or information relating in any way to the Company or the Company's business on any personal computer, he will delete those files, data, or information (and will retain no copies in any form). Employee also will return any Company tools, equipment, calling cards, credit cards, access cards or keys, any keys to any filing cabinets, vehicles, vehicle keys, and all other Company property in any form prior to the date he executes this Agreement. Employee hereby expressly acknowledges that the foregoing steps are necessary to protect the Company's proprietary interests in its trade secrets, confidential information, and copyrights, and that Employee is not entitled to use, disclose, or otherwise benefit from the Company's proprietary interests. Employee understands that any breach of this Section 13 will also constitute a misappropriation of the Company's proprietary rights, and may constitute a theft of the Company's trade secrets under applicable local, state, and federal statutes, and will result in a claim for injunctive relief, damages, and/or criminal sanctions and penalties against Employee by the Company, and possibly by others.

        14.   Director and Officer Insurance. The Company will use its best efforts to maintain in full force and effect director and officer liability insurance in an amount not less than the amount in effect as of the Resignation Date. The Company will include Employee has a named insured if and to the extent necessary to maintain coverage for Employee under the Company's director and officer liability insurance policy or policies.

        15.   Equitable Remedies. The Confidential Information entrusted to Employee during the course of his employment by the Company is of a unique and special character, and any breach of Sections 8, 9, or 10 will cause the Company immediate and irreparable injury and damage, for which monetary relief would be inadequate or difficult to quantify. The Company will be entitled to, in addition to all other remedies available to it, injunctive relief and specific performance to prevent a breach and to secure the enforcement of Sections 8, 9, or 10. Employee acknowledges that injunctive relief may be granted immediately upon the commencement of any such action without notice to Employee and in addition may recover monetary damages. In the event a court requires posting of a bond, the parties agree to a maximum $5,000 bond. Employee further acknowledges that his duties under this Agreement continue until the Company consents in writing to the release of Employee's obligations under this Agreement. The parties further agree that the provisions of Sections 8, 9, and 10 are separate from and independent of the remainder of this Agreement and that these provisions are specifically enforceable by the Company notwithstanding any claim made by Employee against the Company.

        16.   Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid or unenforceable, such provision shall be limited so as to affect the intent of the Parties to the fullest extent permitted by applicable law. Any claim by Employee against the Company shall not constitute a defense to enforcement by the Company.

        17.   Assignment. The Company may assign its rights under this Agreement. Employee cannot assign his rights under this Agreement without the prior written consent of the Company.

        18.   Enforcement. The releases contained herein do not release any claims for enforcement of the terms, conditions or warranties contained in this Agreement. The Parties shall be free to pursue any remedies available to them to enforce this Agreement.

        19.   Entire Agreement. This Agreement and the Indemnification Agreement, dated October 15, 1993 (the "Indemnification Agreement"), by and between the Company and Employee, constitute the entire agreement between the Parties with respect to the matters covered by such Agreements. The Indemnification Agreement shall control all issues related to the Company's indemnification of, and advancement of expenses to, Employee, notwithstanding any contrary or conflicting provision of the Company's articles of incorporation or bylaws currently in effect or as may be amended in the future. Employee acknowledges that he has not relied on any promise, representation, or statement other than those set forth in this Agreement. This Agreement cannot be modified except in writing signed by all Parties.

        20.   Venue and Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of law provisions. Venue shall be in the federal or state courts in Denver, Colorado.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates written below.

EMPLOYEE:
/s/ J. EDWARD MCENTIRE J. EDWARD MCENTIRE	January 8, 2004 Date
THE COMPANY:
ULTIMATE ELECTRONICS, INC.
/s/ DAVID J. WORKMAN By: David J. Workman Title: President and Chief Executive Officer	January 8, 2004 Date

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  EXHIBIT 10.16
CONFIDENTIAL SEVERANCE AGREEMENT AND RELEASE